Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-267440-01 on Form S-3 of Kilroy Realty, L.P. and Registration Statement No. 333-272182 on Form S-8 of Kilroy Realty Corporation of our reports dated February 9, 2024, relating to the financial statements of Kilroy Realty, L.P. and the effectiveness of Kilroy Realty, L.P.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP
Los Angeles, California
February 9, 2024